Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 171 to the Registration Statement of Deutsche DWS Global/International Fund, Inc. (Form N-1A, No. 033-05724) of our reports dated October 25, 2019 on the financial statements and financial highlights of DWS International Growth Fund and DWS ESG International Core Equity Fund (formerly DWS European Equity Fund) (two of the Funds constituting Deutsche DWS Global/International Fund, Inc.) included in each Fund’s Annual Report for the fiscal year ended August 31, 2019.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

November 25, 2019